Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REPORTS ON NYSE MKT NONCOMPLIANCE NOTICE AND COMPLIANCE PLAN

SAN DIEGO, CA – December 6, 2012 – Cardium Therapeutics (NYSE MKT: CXM) reported on a communication from staff of its current listing exchange that it considered the company to be noncompliant with certain listing requirements based on its quarterly report for the period ended September 30, 2012, and provided that the company should submit a plan to staff of the exchange that would reestablish compliance with the NYSE MKT listing requirement by March 31, 2013. The company reported that it has already submitted a plan designed to reestablish compliance with the exchange’s requirement in advance of the March 31, 2013 timeframe.

Based on the company’s quarterly report on Form 10-Q for the period ended September 30, 2012, noncompliance was noted with respect to the requirement of section 1003(a)(iv) of the company guide for NYSE MKT issuers. The exchange indicated that in order to maintain its NYSE MKT listing, a plan should be submitted by December 31, 2012 addressing regaining compliance with Section 1003(a)(iv) of the exchange’s company guide by March 31, 2013. Additional information and provisions regarding the NYSE MKT requirements are found in Part 10 of its company guide. The company has disputed the staff’s basis for its determination of deemed noncompliance, but it has also already submitted a plan designed to reestablish compliance with the listing requirement in advance of the timeline requested.

The communication and compliance plan has no current effect on the listing of the company’s shares on the exchange. If the plan is not acceptable or the company does not make sufficient progress under the plan or reestablish compliance by March 31, 2013, then staff of the exchange may initiate proceedings for delisting from the NYSE MKT. The company may then appeal a staff determination to initiate such proceedings in accordance with the exchange’s company guide. If the company’s common stock was not traded on the NYSE MKT, it would be expected to trade on the OTCQX, an alternative regulated quotation service that provides quotes, sale prices and volume information in over-the-counter equity securities. The company’s common stock was traded on the OTC until July 2007, when the company elected to instead list its shares on the American Stock Exchange.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated

expectations. For example, there can be no assurance that the company’s plan for regaining compliance with exchange listing requirements will be acceptable or that it will make sufficient progress under the plan or ultimately achieve compliance, that results observed in one study or using one type of product or procedure will be replicated in subsequent studies or in studies using newly-developed products or procedures, that planned product development efforts and clinical studies can be performed in an efficient and effective manner, that regulatory approvals can be obtained in a timely manner or at all, that partnering, distribution or other commercialization efforts can be achieved, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that our products or proposed products will prove to be sufficiently safe and effective, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that results or trends observed in one clinical study will be reproduced in subsequent studies, that third parties on whom we depend will behave as anticipated, or that necessary regulatory approvals will be obtained. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development, testing and marketing of biologics, medical devices and other products, and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, whether our efforts to launch new products and expand our markets will be successful or completed within the time frames contemplated, our dependence upon proprietary technology, our ability to obtain necessary funding, regulatory approvals and qualifications, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2012 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics®, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen®, Excellarate™, Osteorate™, MedPodium®, Appexium®, Linée®, Alena®, Cerex®, D-Sorb™, Neo-Energy®, Neo-Carb Bloc®, Neo-Chill™, and Nutra-Apps® are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company.

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